[GRAPHIC OMITTED][GRAPHIC OMITTED]
NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215
1-800-452-7126  (FOR ANY INQUIRIES)

NATIONWIDE LIFE INSURANCE COMPANY ("Nationwide") will make annuity payments to the Payee beginning on the Income Start Date and continuing thereafter, subject to the terms and conditions of this Contract.


RIGHT TO EXAMINE AND CANCEL

THE CONTRACT OWNER HAS THE "RIGHT TO EXAMINE AND CANCEL" THE CONTRACT. THE CONTRACT OWNER MAY RETURN THE CONTRACT WITHIN TEN DAYS OF THE DATE IT IS RECEIVED BY THE CONTRACT OWNER TO THE HOME OFFICE OF NATIONWIDE OR THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN NATIONWIDE RECEIVES THE CONTRACT, IT WILL CANCEL THE CONTRACT AND REFUND THE CONTRACT VALUE IN FULL.

PLEASE NOTE: NATIONWIDE RESERVES THE RIGHT TO ALLOCATE THE PURCHASE PAYMENT RECEIVED DURING THE "RIGHT TO EXAMINE AND CANCEL" PERIOD TO A MONEY MARKET FUND AND WILL ALLOCATE THE CONTRACT VALUE TO THE UNDERLYING MUTUAL FUND OPTIONS SPECIFIED BY THE CONTRACT OWNER WHEN THE "RIGHT TO EXAMINE AND CANCEL" PERIOD HAS EXPIRED.

Executed for Nationwide on the Date of Issue by:


/s/PATRICIA R. HATLER                   /s/JOSEPH J. GASPER



                          READ YOUR CONTRACT CAREFULLY

INDIVIDUAL SINGLE PURCHASE PAYMENT IMMEDIATE VARIABLE AND/OR FIXED INCOME ANNUITY, NON-PARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

NOTICE- The details of variable provisions are on pages 9, 13, 14, 15, 16 and 17.

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TABLE OF CONTENTS

DEFINITIONS

GENERAL PROVISIONS................................
         ENTIRE CONTRACT
         NON-PARTICIPATING
         INCONTESTABILITY
         EVIDENCE OF SURVIVAL
         ALTERATION OR MODIFICATION
         ASSIGNMENT
         PROTECTION OF PROCEEDS
         MISSTATEMENT OF AGE OR SEX
         REPORTS
         RETURN OF CONTRACT DURING RIGHT TO EXAMINE
           AND CANCEL PERIOD

CONTRACT EXPENSES.................................
         VARIABLE ACCOUNT CHARGE
         CONTINGENT DEFERRED SALES CHARGE
         DEDUCTION FOR PREMIUM TAXES

CONTRACT OWNERSHIP................................
         RIGHTS BETWEEN THE DATE OF ISSUE
              AND THE INCOME START DATE
         RIGHTS BETWEEN THE INCOME START
              DATE AND PRIOR TO THE ANNUITANT'S DEATH
         CHANGES
         JOINT OWNERSHIP
         ANNUITANT/JOINT ANNUITANT
         PAYEE
         BENEFICIARY

OPERATION OF THE CONTRACT.........................
         PURCHASE PAYMENT
         ALLOCATION OF THE PURCHASE PAYMENT
         TRANSFERS
         SURRENDERS
         SURRENDERS REQUIRED BY THE INTERNAL
              REVENUE CODE
         ADDITIONAL TAX INFORMATION



VARIABLE ACCOUNT..................................
         ACCUMULATION UNITS
         ANNUITY INCOME UNITS
         NET INVESTMENT FACTOR
         SUBSTITUTION OF UNDERLYING MUTUAL FUND
              SHARES
         LIVING CREDITS

CONTRACT PAYMENT OPTIONS..........................
         INCOME START DATE
         ELECTION OF PAYMENT METHOD
         FIXED ANNUITY PAYMENTS
         VARIABLE ANNUITY PAYMENT - FIRST
              PAYMENT
         VARIABLE ANNUITY PAYMENT -
              SUBSEQUENT PAYMENTS
         FREQUENCY AND AMOUNT OF PAYMENT
         ANNUAL BENEFIT LEVELING
         COLLECTION IN THE EVENT OF OVERPAYMENT OR
            UNDERPAYMENT

DEATH BEFORE THE
THE INCOME START DATE ............................
         DEATH OF CONTRACT OWNER
         DEATH OF ANNUITANT

DEATH AFTER
THE INCOME START DATE.............................
..........DEATH OF  CONTRACT OWNER
..........DEATH OF ANNUITANT

INCOME SPECIFICATIONS.......................INSERT

ACCUMULATION UNIT(S) - An accounting unit of measure used to calculate the Variable Account Value prior to the Income Start Date.

ANNUITANT - The person upon whose continuation of life any lifetime annuity payments depend.

ANNUITY INCOME UNIT(S) - An accounting unit of measure used to calculate the value of Variable Annuity Payments after the first payment.

ASSUMED INVESTMENT RETURN (AIR) - The net investment return required to maintain level Variable Annuity Payments. The selected Assumed Investment Return is stated in the Income Specifications and will be used in calculating the initial Variable Annuity Payment. If an Assumed Investment Return is not elected on the application, the Assumed Investment Return for the Contract will be 3.5%.

ASSUMED INVESTMENT RETURN FACTOR - The Assumed Investment Return Factor adjusts the Annuity Income Unit value based on the Assumed Investment Return chosen by the Contract Owner and permitted under this Contract.

BENEFICIARY - The person designated to receive certain benefits under the Contract upon the later death of the Annuitant or the Joint Annuitant, if any, as applicable.

CODE - The Internal Revenue Code of 1986, as amended.

COMMUTATION VALUE - The value of future annuity payments that are converted (commuted) into a lump sum. The Commutation Value may be available under certain Income Options (see Income Specifications), and may be available to Beneficiaries when an Annuitant dies before all term certain payments have been made.

CONSTANT MATURITY TREASURY (CMT) RATES - The CMT Rates are interest rate quotations for various maturity durations published by the Federal Reserve Board on a regular basis. These rates represent a readily available and consistently reliable interest rate benchmark in financial markets.

CONTINGENT BENEFICIARY - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the later death of the Annuitant or Joint Annuitant, if any.

CONTRACT - The terms, conditions, benefits and rights of the annuity described in this document, as well as any documents describing elected options, endorsements or attached application form and Income Specifications.

CONTRACT OWNER - The person who possesses all rights under the Contract, unless there is a Joint Owner.

CONTRACT VALUE - The value of any amount allocated to the Variable Account (plus or minus any investment experience), plus any amount designated for the purchase of Fixed Annuity Payments, less any distributions previously made.

DATE OF ISSUE - The date the Contract becomes effective as shown on the Income Specifications.

FIXED ANNUITY PAYMENT(S) - Annuity payments which are guaranteed by Nationwide as to dollar amount.

FIXED ANNUITY SEGMENT - A sequence of fixed annuity payments purchased at the Date of Issue or created as a result of a transfer from the Sub-Accounts to provide Fixed Annuity Payments.

INCOME OPTION - The type of annuity payments chosen and identified on the Income Specifications.

INCOME SPECIFICATION(S) - Information unique to the individual Owner(s), Annuitant(s), and Beneficiary(ies) who purchase, or have an interest in this Contract, as set forth in the Income Specifications regarding the elected Income Option.

INCOME START DATE - The date annuity payments actually commence.

INVESTMENT OPTION(S) - The Underlying Mutual Funds which are purchased by the Variable Account and accounted for in separate Sub-Accounts of the Variable Account. The performance of selected Investment Options determines the value of Variable Annuity Payments after the first Variable Annuity Payment.

JOINT ANNUITANT - A person other than the Annuitant upon whose continuation of life any lifetime annuity payments may depend.

JOINT OWNER(S) - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner. All references to Joint Owner shall include Contract Owner and all references to Contract Owner shall include Joint Owner unless the context clearly indicates otherwise.

NATIONWIDE - Nationwide Life Insurance Company.

NET ASSET VALUE - The value of one share of an Underlying Mutual Fund at the end of a market day or at the close of the New York Stock Exchange. Net Asset Value is computed by adding the value of all portfolio holdings plus other assets, deducting liabilities and then dividing the result by the number of shares outstanding.

NON-QUALIFIED CONTRACT - A Contract which does not qualify for tax treatment under the provisions of Code Sections 401, 403(a), 403(b) (Tax-Sheltered Annuities), 408 (IRAs) or 408A (Roth IRAs).

PAYEE - The person designated to receive annuity payments. If no election is made by the Contract Owner, the Payee will be the Annuitant designated on the application.

PURCHASE PAYMENT - The consideration for which this Contract is issued.

SUB-ACCOUNTS - Separate and distinct divisions of the Variable Account. Each Sub-Account corresponds to a specific Underlying Mutual Fund upon which investment performance is based.

SURRENDER - A withdrawal or distribution of part or all of the Contract Value from the Contract.

UNDERLYING MUTUAL FUNDS - The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

VALUATION DATE - Each day the New York Stock Exchange is open for business or any other day during which there is a sufficient degree of trading of the Variable Account Underlying Mutual Fund shares such that the current Net Asset Value of its Annuity Income Units might be materially affected. If the required information has not been received by the time indicated, then the date used for valuation will be the next day the New York Stock Exchange and Nationwide are open for business.

VALUATION PERIOD - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - A separate investment account of Nationwide into which the Purchase Payment may be allocated. The Variable Account supports this Contract and certain other variable annuity contracts Nationwide may offer.

VARIABLE ACCOUNT VALUE - The amount allocated to the Variable Account plus or minus investment experience minus any distributions from the Variable Account previously made. For life contingent Income Options, living credits are also periodically added to the Variable Account Value.

VARIABLE ANNUITY PAYMENT(S) - Annuity Payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Investment Options.

GENERAL PROVISIONS

ENTIRE CONTRACT

This Contract makes up the entire agreement between Nationwide and the Contract Owner.

NON-PARTICIPATING

This Contract is non-participating. It will not share in the surplus of Nationwide.

INCONTESTABILITY

This Contract will not be contested.

EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on a person being alive on a given date, proof that such person is living may be required by Nationwide. Such proof may be required prior to making the payments.

ALTERATION OR MODIFICATION

Changes in or to the terms of the Contract must be made in writing and signed by the President or Secretary of Nationwide. No other person can alter or change any of the terms or conditions of the Contract.

Provisions of the Contract may be modified or superseded by Nationwide as required by the Code, the Internal Revenue Regulations or other relevant provisions of law. Unless otherwise provided, other changes to the Contract will be made only with mutual agreement of Nationwide and the Owner. A copy of the amendment will be furnished to the Contract Owner.

Nationwide reserves the right to discontinue any Income Option for new
Contracts.

ASSIGNMENT

This Contract cannot be assigned.

PROTECTION OF PROCEEDS

To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant or Joint Annuitant, if any, has been misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be made based on the correct age or sex. The dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract; the dollar amount of any underpayment made by Nationwide will be paid in full with the next payment due under the Contract.

Proof of age or sex of an Annuitant or Joint Annuitant, if any, may be required at any time in a form satisfactory to Nationwide.

REPORTS

If an Income Option which includes Variable Annuity Payments is selected, Nationwide will, at least annually, send a statement to the Contract Owner showing:

1.   the number of Annuity Income Units for each Investment Option; and

2.   the value of an Annuity Income Unit for each Investment Option.

Such statement will include no information about Fixed Annuity Payments since they do not vary from payment to payment.

A confirmation statement will be sent each time amounts are transferred among Investment Options or from the Sub-Accounts to provide Fixed Annuity Payments, or if partial or full Surrenders, as permitted by Income Option, are taken.

RETURN OF CONTRACT DURING RIGHT TO EXAMINE AND CANCEL PERIOD

Any Contract, if mailed in the U.S. in an envelope properly addressed, with first class postage affixed, that is returned during the Right to Examine and Cancel period will be deemed to be mailed on the date of the postmark, registration or certification.

CONTRACT EXPENSES

VARIABLE ACCOUNT CHARGE

Nationwide deducts a charge of 1.25% from the Variable Account. This charge is applied on a daily basis at an annual rate against the assets of the Variable Account.

Nationwide guarantees that the variable account charge will not increase regardless of variations in Nationwide's expenses or mortality experience.

CONTINGENT DEFERRED SALES CHARGE (CDSC)

A CDSC may apply to Surrenders if permitted under the Income Option elected. A description of any CDSC assessed to a Surrender is provided on the Income Specifications as applicable.

DEDUCTION FOR PREMIUM TAXES

Nationwide will deduct against the Contract Value the amount of any premium taxes levied by a state or any other government entity on Purchase Payments. The method used to recoup premium taxes will be determined by Nationwide at its sole discretion and in compliance with applicable state law. Nationwide currently deducts premium taxes from a Contract Value at one of the following times:

1. when the Contract is purchased;

2. when the Contract is Surrendered;

3. on the Income Start Date; or

4. when Nationwide is subject to the premium tax.

CONTRACT OWNERSHIP

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF/HERSELF AS OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT.

Upon application, the Contract Owner designates/elects:

1.   A Payee, an Annuitant and Joint Annuitant, if applicable;

2. The frequency of payments, Income Option, Assumed Investment Return, and Income Start Date (subject to the restrictions set forth in this Contract);

3.   A Beneficiary and any Contingent Beneficiary, if applicable;

4. The portion of the Purchase Payment used to purchase Fixed Annuity Payments and/or Variable Annuity Payments;

5.   The allocation among the Investment Options; and

6.   Any optional benefits that may be provided under the elected Income Option.

Once elected on the application, the Income Option cannot be changed.

RIGHTS BETWEEN THE DATE OF ISSUE AND THE INCOME START DATE

Between the Date of Issue and the Income Start Date, the Contract Owner has the right to:

1.   Cancel the Contract during the Right to Examine and Cancel period;

2.   Change the Beneficiary and Contingent Beneficiary;

3.   Make transfers as permitted under the Transfers section;

4. Elect to take a partial or full Surrender (the right to take partial or full Surrenders will depend on the Income Option selected and will be subject to any restrictions found in the Death Before the Income Start Date section); and

5. Elect or revoke prior election of annual benefit leveling (annual benefit leveling is an optional method of receiving Variable Annuity Payments. Please see the Annual Benefit Leveling section.)

RIGHTS BETWEEN THE INCOME START DATE AND PRIOR TO THE ANNUITANT'S DEATH

After the Income Start Date and prior to the death of the Annuitant, the Contract Owner has the right to:

1.   Change the Beneficiary and Contingent Beneficiary;

2.   Make transfers as permitted under the Transfers section;

3. Elect a partial or full Surrender (the right to take partial or full Surrenders will depend on the Income Option selected and will be subject to any restrictions found in the Death Before the Income Start Date section); and

4.   Elect or discontinue annual benefit leveling.

CHANGES

All changes, except those to annual benefit leveling will take effect as of the time such changes are recorded by Nationwide, whether or not the Contract Owner or Annuitant is living at the time Nationwide makes such recording. Nationwide shall have no liability as to any payment made or action taken by Nationwide before recording of such change.

Nationwide may require that all changes be made in writing, or in a form otherwise acceptable by Nationwide. Nationwide reserves the right to require that a signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

JOINT OWNERSHIP

Joint Owners must be spouses at the time joint ownership is requested. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. Unless otherwise permitted by Nationwide, the exercise of any ownership right shall require a written request signed by both Owners.

If a Contract Owner who is not also the Annuitant dies before the Income Start Date and there is a surviving Joint Owner, the Joint Owner shall become the Contract Owner.

If a Contract Owner who is also the Annuitant dies before the Income Start Date and there is a surviving Joint Owner, the Contract will terminate and the Contract Value will be paid to the Joint Owner.

A Joint Owner can be named only in a Non-Qualified Contract.

ANNUITANT/JOINT ANNUITANT

The Annuitant (and any Joint Annuitant, if applicable) must be age 85 or younger at the time the Contract is issued, unless Nationwide has approved a request for an Annuitant or Joint Annuitant older than age 85. Once designated, the Annuitant (and any Joint Annuitant, if applicable) cannot be changed. Joint Annuitants can be elected only if permitted under the elected Income Option.

PAYEE

The Payee will receive annuity payments elected by the Contract Owner. If no Payee is designated on the application, the Payee will be the Annuitant.

BENEFICIARY

The Beneficiary is the person who may receive benefits under the Contract if the Annuitant (and the Joint Annuitant, if any) dies after the Income Start Date.

If more than one Beneficiary survives the Annuitant (and the Joint Annuitant, if any), each will share equally unless otherwise specified on the application. If there is no surviving Beneficiary upon the death of the Annuitant, all Beneficiary rights will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified on the application. If no Beneficiary or Contingent Beneficiary survives the Annuitant (and the Joint Annuitant, if any), all Beneficiary rights will vest with the Contract Owner, or the estate of the last surviving Contract Owner.

If the Annuitant (and the Joint Annuitant, if any) dies prior to the Income Start Date, the Beneficiary will be entitled to the proceeds of the Contract if there is no surviving Contract Owner or Joint Owner.


OPERATION OF THE CONTRACT

PURCHASE PAYMENT

The Contract is provided in return for the Purchase Payment which may not be less than $35,000.00. No additional Purchase Payments will be accepted or permitted. However, in instances where the Contract is being funded from multiple sources, such as an exchange of multiple contracts into the Contract, multiple deposits into the Contract will be accepted prior to the Income Start Date and at the discretion of Nationwide. The cumulative total of all Purchase Payments under this and any other annuity Contract(s) issued by Nationwide having the same Annuitant may not exceed $2,000,000 for single life and term certain only options and $3,000,000 for joint life income options without the prior written consent of Nationwide.

ALLOCATION OF THE PURCHASE PAYMENT

For any particular Income Option elected, the Purchase Payment may be allocated to provide Variable Annuity Payments, Fixed Annuity Payments or a combination of Variable Annuity Payments and Fixed Annuity Payments. The chosen allocation between Fixed Annuity Payments and Variable Annuity Payments is shown on the Income Specifications. For information regarding transfers, see the Transfers section.

TRANSFERS

Any portion of the Purchase Payment that is allocated to provide Fixed Annuity Payments may not be transferred to any Sub-Accounts.

Any portion of the Purchase Payment that is allocated to provide Variable Annuity Payments may be reallocated by the Contract Owner among the Sub-Accounts. Amounts allocated to Sub-Accounts of the Variable Account option may be transferred to provide Fixed Annuity Payments. Amounts transferred from the Sub-Accounts to provide Fixed Annuity Payments cannot be reallocated to the Sub-Accounts.

Annual Benefit Leveling payments are not subject to transfers. Only the Variable Account Value remaining in the Investment Options may be transferred.

Transfers from Sub-Account to Sub-Account

Transfers among the Sub-Accounts are permitted 20 times per calendar year. Nationwide accepts transfers in excess of 20, but only if they are sent via ordinary U.S. Mail. For purposes of determining the number of transfers among the Sub-Accounts, the following will apply:

1. a transfer is considered to be an allocation among the Sub-Accounts on a single business day;

2. the transfer limit of 20 will be set (or re-set) every calendar year beginning January 1st;

3. transfers not exercised during a given calendar year cannot be "banked" or otherwise accumulated and used in subsequent calendar years (transfer limits are non-cumulative in nature).

There are certain transfer restrictions or fees that may be imposed by underlying mutual funds.

Nationwide may refuse, limit or otherwise restrict any transfer request, or take any other reasonable action it deems necessary to protect Contract Owners, Annuitants and/or Beneficiaries from short-term trading strategies or other harmful investment practices that negatively impact underlying mutual fund performance. Nationwide may restrict a Contract Owner engaged in such a practice or strategy or a third-party acting on behalf of a Contract Owner(s).

Nationwide's failure to take action in any one or more instances with respect to the preceding restrictions is not, nor is it to be construed or deemed as, a further or continuing waiver of its right to enforce them.

Transfers from Sub-Accounts of the Variable Account to Provide Fixed Annuity Payments


The following restrictions apply with respect to transfers from the Sub-Accounts to provide Fixed Annuity Payments:

1. the transfer may be made no earlier than the first day after the Right to Examine and Cancel period has expired;

2. if a term certain option has been elected, no transfers may be made if the period remaining is less than five years.

3. the Annuitant(s) must be younger than age 91 at the time of the transfer request.


Nationwide reserves the right to enforce the following restrictions with respect to transfers from the Sub-Accounts to provide Fixed Annuity Payments:



1. the minimum transfer amount must be at least the amount required to provide $100 of additional monthly fixed benefit;

2. the remaining amount available for Variable Annuity Payments must be at least $100, otherwise, the entire Variable Account Value will be used to provide Fixed Annuity Payments;

3. limit transfers to one per calendar quarter and a maximum of 20 over the life of the Contract;



The Income Option and frequency of annuity payment option elected by the Contract Owner on the Date of Issue is not subject to change with a transfer from the Sub-Accounts to provide Fixed Annuity Payments.

Amounts transferred from the Sub-Accounts to provide Fixed Annuity Payments will be applied to current purchase rates as of the date of the transfer. A detailed explanation of how the Fixed Annuity Payment is determined is provided in the Fixed Annuity Payments section of the Contract. Rates for amounts transferred may be less favorable than rates applied to the Purchase Payment or earlier transfers. Amounts transferred to provide Fixed Annuity Payments will be transferred from the Sub-Accounts proportionally based upon current allocations.

In the case of same day transactions, Nationwide will process transfers from the Variable Account to provide for Fixed Annuity Payments after Sub-Account to Sub-Account transfers are processed and after withdrawals are taken from the Contract. Multiple transfers or withdrawals on the same day may effect the amount that can be transferred from the Variable Account to provide for Fixed Annuity Payments.

If Annual Benefit Leveling has not been elected by the Contract Owner, the new Fixed Annuity Payment will begin on the next scheduled payment date. If Annual Benefit Leveling has been elected by the Contract Owner, the new Fixed Annuity Payment will begin on the next Income Start Date anniversary.


Transfer requests must be made in writing, signed by the Contract Owner. Nationwide may refuse transfers from Sub-Accounts of the Variable Account option to provide Fixed Annuity Payments at any time and at its sole discretion.

Nationwide may assess a fee, not to exceed $100 per transfer, for transfers from the Sub-Accounts to provide Fixed Annuity Payments. This fee will be assessed in a nondiscriminatory manner.

SURRENDERS

Surrenders may be permitted by the Income Option elected. Nationwide has the right to suspend or delay the date of any Surrender from the Variable Account for any period, whether it occurs before or after the Income Start Date:

1.   When the New York Stock Exchange is closed;

2.   When trading on the New York Stock Exchange is restricted;

3. When an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist.

Payment of funds from the Variable Account will be made within seven days of receipt of both proper written application and proof of interest satisfactory to Nationwide.

Nationwide reserves the right to delay payment of a Surrender of any portion of the Commutation Value of Fixed Annuity Payments for up to six months from the date the request is received by Nationwide.

SURRENDERS REQUIRED BY THE INTERNAL REVENUE CODE

Certain Surrenders may be required by the Internal Revenue Code. For purposes of this section, a Surrender may also be termed a "distribution" or a "required distribution."

In no case may a Surrender be delayed beyond the time specified by Internal Revenue Code Section 72(s).

If any Contract Owner or Joint Owner dies, certain distributions are required by
Section 72(s) of the Internal Revenue Code. The following distributions will be made in accordance with these requirements (regardless of any other provisions in the Contract):


(1) If any Contract Owner dies on or after the Income Start Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such Contract Owner's death.

(2) If any Contract Owner dies before the Income Start Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

     (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, , Joint Owner, Annuitant, Joint Annuitant, , Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

     (b) If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the distributions required under the Surrenders Required by the Internal Revenue Code will be made upon the death of such spouse.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and
(iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

ADDITIONAL TAX INFORMATION

The Contract is subject to requirements found in the Internal Revenue Code. It is intended that the Contract be treated as an "annuity contract" for federal income tax purposes. Nationwide will interpret and administer all sections of the Contract in accordance with Internal Revenue Code Section 72(s). Nationwide reserves the right to amend this Contract to comply with requirements set out in the Internal Revenue Code and regulations and rulings thereunder, as they may exist from time to time.

Surrenders are calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Treasury Regulations and calculated in accordance with the calculation methods made available by Nationwide, prescribed by the regulations and elected by the Contract Owner.

If the Contract is issued other than as a Non-Qualified Contract, the Contract Owner will receive an endorsement describing the Contract requirements for the type of Contract issued.

CONTRACT PAYMENT OPTIONS

INCOME START DATE

The Income Start Date is a date chosen by the Contract Owner as the date annuity payments will commence. This date is shown on the Income Specifications. The Income Start Date must be no earlier than the day after the end of the Right to Examine and Cancel period and no later than one year after the Date of Issue.

ELECTION OF PAYMENT METHOD

Contract Owners may elect to receive payments via electronic funds transfer or check payment. If no method is elected by the Contract Owner, the payment method will be via electronic funds transfer. Nationwide may assess a fee, not to exceed $15 per payment, on check payments made to the Payee. This fee will be assessed in a nondiscriminatory manner.

FREQUENCY AND AMOUNT OF PAYMENTS

Payments will be made based on the Income Option and frequency selected. Frequencies that may be selected include: monthly, quarterly, semi-annually, or annually and will be shown on the Income Specifications. In no event will Nationwide make payments under an Income Option less frequently than annually.

If any payment would be or becomes less than $100, Nationwide has the right to change the frequency of payments to an interval that will result in payments of at least $100.

FIXED ANNUITY PAYMENTS

Fixed Annuity Payments provide a guaranteed amount of income that will be the same on each date a payment is received, unless the Income Option calls for a reduction in annuity income upon the death of the Annuitant or Joint Annuitant or if a Surrender has been taken.

The Fixed Annuity Payment amount will be determined by the following factors:

1. the portion of the Purchase Payment allocated to provide Fixed Annuity Payments; or amount transferred from the Sub-Accounts to provide Fixed Annuity Payments;

2. the age and sex (based upon contract type and in compliance with applicable state law) of the Annuitant (and Joint Annuitant, if any) as of the Income Start Date and the age of the Annuitant(s) as of the date the additional Fixed Annuity Payments would begin as a result of a transfer from the Sub-Accounts to provide for Fixed Annuity Payments;

3.   the Income Option selected;

4.   the frequency of payments;

5. the Income Start Date or the date additional fixed annuity payments as a result of a Sub-Account transfer would begin;

6.   the deduction of any applicable premium tax; and

7.   the Date of Issue of the Contract.

VARIABLE ANNUITY PAYMENT - FIRST PAYMENT

The first Variable Annuity Payment is determined by the following factors:

1. the portion of the Purchase Payment allocated to provide Variable Annuity Payments;

2.   the Variable Account Value on the Income Start Date;

3. the age and sex (based upon contract type and in compliance with applicable state law) of the Annuitant (and Joint Annuitant, if any);

4.   the Income Option selected;

5.   the frequency of payments;

6.   the Income Start Date;

7.   the selected Assumed Investment Return;

8.   the deduction for any applicable premium tax; and
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9.   the Date of Issue of the Contract.

VARIABLE ANNUITY PAYMENTS - SUBSEQUENT PAYMENTS

Variable Annuity Payments after the first payment will vary in accordance with the investment performance of the Underlying Mutual Funds selected by the Contract Owner after the investment performance is adjusted by the Assumed Investment Return Factor. The dollar amount of such subsequent payments is determined as follows:

1. For each Sub-Account the Contract Owner has selected, the portion of the first annuity payment that is funded by that Sub-Account is divided by the Annuity Income Unit value for that Sub-Account as of the Income Start Date. This establishes the number of Annuity Income Units which each Sub-Account provides for each Variable Annuity Payment after the first. The number of Annuity Income Units provided by each Sub-Account remains constant during the annuity payment period, except in the following instances:

     o if a reduction applies after the first death when a joint and survivor Income Option has been selected; or

     o if any Surrender option allowed under the Income Option elected has been exercised; or

     o if a transfer to or from another Investment Option or to provide for Fixed Annuity Payments has been made.

2. The number of Annuity Income Units provided by each Sub-Account is multiplied by the Annuity Income Unit value for that Sub-Account for the Valuation Date for which the payment is due. The sum of these results for all Sub-Accounts in which the Contract Owner is invested establishes the dollar amount of the Variable Annuity Payment.

Subsequent Variable Annuity Payments may be greater or less than the preceding payment, based on whether the net investment performance of selected Investment Options is greater or lesser than the Assumed Investment Return.

ANNUAL BENEFIT LEVELING

If the Contract Owner has elected annual benefit leveling, Variable Annuity Payments will be adjusted to reflect the performance of the Investment Options once every twelve months instead of with every payment. On the Income Start Date or the Income Start Date anniversary on which annual benefit leveling commences, the number of Annuity Income Units necessary to make these payments will be calculated. These Annuity Income Units will be redeemed from the Sub-Accounts and transferred to Nationwide's general account, where the annual benefit leveling interest rate in effect as of the Income Start Date or the Income Start Date anniversary will be used to calculate the guaranteed amount of level payments for the following year.

The level payment calculated on each subsequent Income Start Date anniversary could be higher or lower than the level payment for the previous year.

An election to start or discontinue annual benefit leveling will take effect only on the Income Start Date or Income Start Date anniversary. In order for such an election to take effect on the next Income Start Date anniversary, Nationwide must receive the election at least five days prior to the Income Start Date anniversary. If a Contract Owner has elected annual benefit leveling the process of calculating leveled Variable Annuity Payments will take place on each subsequent Income Start Date anniversary until the Contract Owner instructs otherwise. However, Nationwide reserves the right to discontinue offering annual benefit leveling. Should Nationwide discontinue annual benefit leveling, anyone receiving leveled Variable Annuity Payments will continue to do so until the next Income Start Date anniversary.

COLLECTION IN THE EVENT OF OVERPAYMENT OR UNDERPAYMENT

All payments and benefits under the Contract will be adjusted in the event of an overpayment or underpayment. The dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract; the dollar amount of any underpayment made by Nationwide will be paid in full with the next payment due under the Contract.
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VARIABLE ACCOUNT

The Variable Account is a segregated investment account of Nationwide. All assets of the Variable Account are the property of Nationwide, but are not charged with the liabilities from any other of its businesses. Income, gains, and losses of the Variable Account reflect its own investment experience and not the investment experience of Nationwide. Although the assets in the Variable Account are the property of Nationwide, it is obligated to make payments to the parties of the Contract.

ACCUMULATION UNITS

The value of an Accumulation Unit for each Valuation Date, prior to the Income Start Date, is determined as follows:

         The Accumulation Unit value for the immediate preceding Valuation Date is multiplied by the net investment factor (see below) for the Sub-Account for the Valuation Period ending on the Valuation Date for which the Accumulation Unit value is being calculated.

ANNUITY INCOME UNITS

The value of an Annuity Income Unit for each Valuation Date, beginning with the Income Start Date is determined as follows:

1. The Annuity Income Unit value for the immediately preceding Valuation Date is multiplied by the net investment factor (see below) for the Sub-Account for the Valuation Period ending on the Valuation Date for which the Annuity Income Unit value is being calculated.

2. The result is multiplied by the Assumed Investment Return Factor, shown on the Income Specifications, adjusted for the number of days in the Valuation Period. The Assumed Investment Return Factor adjusts the Annuity Income Unit value based on the Assumed Investment Return chosen by the Contract Owner and permitted under this Contract.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Date to the next. The product of the Assumed Investment Return Factor, adjusted for the number of days in the Valuation Period, and the net investment factor may be greater or less than one and cause the value of an Annuity Income Unit to increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.   is the sum of:

     a. the Net Asset Value per share of the Underlying Mutual Fund, determined at the end of the current Valuation Period; plus

     b. the per share amount of any dividend or capital gain distributions made by the Underlying Mutual Fund, if the "ex-dividend" date occurs during the current Valuation Period.

2.   is the net result of:

     a. the Net Asset Value per share of the Underlying Mutual Fund, determined at the end of the last prior Valuation Period; plus or minus

     b. the per share credit or charge for any taxes reserved for the last prior Valuation Period.

3. is a factor representing the variable account charge plus additional charges for any riders or options which become part of the Contract.

For Underlying Mutual Funds that credit dividends on a daily basis and pay such dividends once a month, the net investment factor allows for the monthly reinvestment of these daily dividends.

SUBSTITUTION OF UNDERLYING MUTUAL FUND SHARES

If the shares of the Underlying Mutual Funds should no longer be available for investment by the Variable Account or if in the judgment of Nationwide's management further investment in such Underlying Mutual Fund shares would be inappropriate in view of the purposes of the Contract, Nationwide may
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substitute shares of another Underlying Mutual Fund for shares already purchased or to be purchased through the reallocation of invested amounts.

In the event of such substitution or change, Nationwide may, by appropriate endorsement, make such changes to this and other contracts of this class as may be necessary to reflect such substitution or change. Nothing contained herein shall prevent the Variable Account from purchasing other securities for other series or classes of contracts.

LIVING CREDITS

If the Contract Owner elects a life contingent Income Option, living credits are periodically added to the Variable Account Value. The value of the Variable Annuity Payments to be made in connection with a life contingent Income Option is based in part on the life expectancy of the Annuitant(s). Each month an Annuitant lives slightly increases the age that he or she is expected to live. This in turn increases the value of payments to be made. This increase is known as a living credit.

DEATH BEFORE THE INCOME START DATE

DEATH OF CONTRACT OWNER

If the Contract Owner who is not the Annuitant dies prior to the Income Start Date, ownership rights will vest in the surviving Joint Owner, if any. If there is no surviving Joint Owner, ownership rights, as outlined in the Contract Ownership section, will vest in the Annuitant. Subject to the Surrenders Required by the Internal Revenue Code section, the Payee will be entitled to receive scheduled annuity payments.

If the Contract Owner is also the Annuitant dies prior to the Income Start Date, the terms of the Death of Annuitant section below will apply.

DEATH OF ANNUITANT

If the Annuitant dies prior to the Income Start Date, this Contract will terminate and the Contract Value shall be paid to the surviving Contract Owner.

If there is no surviving Contract Owner, the Beneficiary will be entitled to elect a lump sum distribution or to receive annuity benefits in accordance with the Surrenders Required by the Internal Revenue Code section.

DEATH AFTER THE INCOME START DATE

DEATH OF CONTRACT OWNER

If any Contract Owner dies after the Income Start Date, annuity payments will continue to be made to the Payee under the originally elected Income Option and ownership rights will vest in any surviving Joint Owner. If there is no surviving Joint Owner, ownership rights will vest in the primary Annuitant.

DEATH OF THE ANNUITANT

If the Annuitant dies after the Income Start Date, the terms of the Income Option as elected by the Contract Owner at time of application will apply.